     Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

          This agreement and plan of merger (the “Agreement”) dated as of April 24, 2007, is by and among, ICON DEVELOPMENT, INC., a corporation organized under the laws of the State of Nevada (“ICON”) and having its principal offices at 1235 Quayside Drive, Suite 703, New Westminister, British Columbia, Canada V3M 6J5, Icon Acquisition Corporation, a corporation organized under the laws of the State of Delaware (“MERGER SUB”) and having its principal offices at 1235 Quayside Drive, Suite 703, New Westminister, British Columbia, Canada V3M 6J5, AMERICAN XENO, INC., a corporation organized under the laws of the State of Nevada and having its principal offices at 143 Gardner Road, Brookline, Massachusetts 02445 (“XENO”), and the stockholders of XENO (the “Holders”).

RECITALS

          A. The respective boards of directors of ICON, MERGER SUB and XENO have approved and declared advisable this Agreement and the merger of MERGER SUB with and into XENO (the “Merger”), upon the terms and conditions in this Agreement, whereby each issued and outstanding share of common stock of XENO will be converted into the right to receive the Merger Consideration (as defined herein).

          B. The Holders own 100% of the issued and outstanding securities of XENO, all of which consist of common stock of XENO, and the Holders wish to document their intention to pass a resolution of the stockholders of XENO approving of the Merger and to transfer their interest in the common stock of XENO.

          C. It is intended by the parties that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and that the Agreement constitute a plan of reorganization.

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. THE MERGER

          1.1 Merger. Upon the terms and conditions set forth herein and in accordance with applicable Delaware and Nevada law, at the Effective Time (as defined herein), MERGER SUB shall be merged with and into XENO. As a result of the Merger, the separate corporate existence of MERGER SUB shall cease and XENO shall continue as the surviving corporation of the Merger. XENO, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

          1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware and Nevada law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights and privileges, powers, immunities and franchises of MERGER SUB and XENO shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of MERGER SUB and XENO shall become the debts, liabilities and duties of the Surviving Corporation.

          1.3 Closing of Merger. The closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver (subject to applicable laws) of the conditions in this Agreement, unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties to this Agreement, which shall not include the Holders (the actual date of Closing being referred to herein as the “Closing Date”). The Closing shall be held in the offices of ICON or such other plce and in such other manner as the parties agree. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the necessary documentation in the States of Nevada and Delaware in such form as required by, and executed in accordance with the relevant provisions of, applicable law (the date and time all such filings are accepted, or if another date and time is specified in such fiilngs, such specified date and time, being respectively the “Effective Date” and the “Effective Time).

          1.4 Articles of Incorporation; Bylaws.

          (a) At the Effective Time and without further action on the part of XENO and MERGER SUB, the Articles of Incorporation of XENO, as may be amended or restated, as in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under applicable Nevada law.

          (b) At the Effective Time and without further action on the part of XENO and MERGER SUB, the Bylaws of XENO, as may be amended or restated, as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter and further amended or repealed in accordance with their terms or the Articles of Incorporation and Bylaws of the Surviving Corporation and under applicable Nevada law.

          1.5 Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation shall be Wayne Smith, Elliot Lebowitz, David Sachs, Michael Perry, Milton Datsopoulus and James Beckner (the “Surviving Corporation Initial Directors”), each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Surviving Corporation shall be Mr. Lebowitz, as Chief Executive Officer and President, Mr. Smith, as Chief Financial Officer, Treasurer and Secretary and Mr. Perry as Chairman of the board of directors of the Surviving Corporation each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The parties acknowledge and agree that the Surviving Corporation shall have a board of directors consisting of up to seven (7) members, and that the remaining vacancy on the board of directors will be appointed by the unanimous agreement of the Surviving Corporation Initial Directors.

          1.6 Directors and Officers of ICON. At or prior to the Effective Time, ICON shall take all action necessary so that, immediately following the Effective Time, the directors of ICON shall be Messrs. Smith, Lebowitz, Sachs, Perry, Datsopoulos and Beckner (the “ICON Initial Directors”) and the officers of ICON shall be Mr. Lebowitz, as Chief Executive Officer and President, Mr. Smith, as Chief Financial Officer, Treasurer and Secretary, and Mr. Perry as Chairman of the board of directors of ICON and all current directors and officers not named in this Section 1.6 shall concurrently therewith resign. The parties acknowledge and agree that ICON shall have a board of directors consisting of up to seven (7) members, and that the remaining vacancy on the board of directors will be appointed by the unanimous agreement of the ICON Initial Directors.

          1.7 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of MERGER SUB, ICON, XENO or the holders of any of the following securities:

          (a) Conversion of Common Stock. Every two (2) shares of XENO common stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one (1) share of ICON common stock, for an aggregate of 29,750,000 shares of ICON common stock (the “Merger Consideration”). All such shares of XENO common stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and any right to receive a certificate representing such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of XENO common stock.

          (b) MERGER SUB Shares. Each share of common stock of MERGER SUB issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          1.8 Exchange of Certificates. Promptly after the Effective Time, ICON shall instruct its transfer agent to mail to each XENO stockholder a certificate or certificates representing shares of ICON common stock in satisfaction of the Merger Consideration. On or following the Effective Time, any right of a XENO stockholder to receive a certificate representing the shares of XENO common stock shall be deemed at any time after the Effective Time to represent only the right to receive the shares of ICON common stock that would otherwise be represented by such certificate. The shares of ICON common stock issued upon conversion of the shares of XENO common stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of XENO common stock.

          1.9 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assests, property, rights, privileges, powers and franchises of XENO and MERGER SUB, the officers and directors of XENO, ICON and MERGER SUB are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF XENO

          XENO, Elliot Lebowitz and Ken Swaisland, jointly and severally, hereby represent, warrant and covenant as follows:

          2.1 Organization and Good Standing. XENO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. XENO has the power and authority to carry on its business as presently conducted and presently proposed to be conducted, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business. XENO does not have any subsidiaries or own any direct or indirect interest in any capital stock, membership interest, joint venture interest or other equity interest in any other person.

          2.2 Authority; Conflicts. Other than approval of the Merger by XENO’s stockholders, XENO has the necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it will become a party. Other than approval of the Merger by XENO’s stockholders, the execution, delivery and performance of this Agreement by XENO and any related agreement to which XENO will become a party have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by XENO and constitutes the valid and binding obligation of XENO, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by equitable principles. The execution and delivery of this Agreement by XENO, and the consummation of the transaction contemplated hereby, do not violate any State, governmental or corporate restrictions governing these transactions. The execution and performance of this Agreement, ultimately effecting a change in control of XENO, will not constitute a breach of or a default under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a consent of another party under any agreement, indenture, mortgage, license or other instrument or document to which XENO and/or its Holders are known by XENO to be a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to XENO, its Holders or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the laws of the State of Nevada, the laws of the State of Delaware, laws of the United States of America or the organizational documents of XENO that would have a material adverse effect on XENO, its Holders or their properties.

          2.3 Approval of Merger; Meeting of Stockholders. XENO hereby represents and warrants that its board of directors has, by resolutions duly adopted at a meeting, approved this Agreement and the transactions contemplated hereby, and resolved to recommend approval of the Merger by the XENO stockholders. None of the resolutions described in this Section 2.3 has been amended or otherwise modified in any respect since the date of adoption thereof and all such resolutions remain in full force and effect.

          2.4 Capitalization. The authorized capital stock of the XENO consists of 100,000,000 shares of common stock, of which 59,600,000 shares of common stock are issued and outstanding. The signature page to this Agreement lists the names and addresses of each record holder of the issued and outstanding common stock of XENO, the number of shares held by each such holder. All issued and outstanding shares of XENO’s common stock are duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights or any other third-party rights and in certificated form, and have been offered, sold and issued by XENO in compliance with applicable securities and corporate laws, contracts applicable to XENO and XENO’s organizational documents and in compliance with any preemptive rights, rights of first refusal or similar rights. There is no option, warrant, call, subscription, convertible security, right (including preemptive right) or contract of any character to which XENO is a party or by which XENO is bound obligating XENO to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any shares of capital stock of XENO or obligating XENO to grant or enter into any option, warrant, call, subscription, convertible security, right or contract. Except as contemplated by this Agreement, there are no registration rights, no voting trust, proxy or other contract and no restrictions on transfer with respect to any capital stock of XENO.

          2.5 Financial Statements; Books and Records. XENO will provide audited financial statements as of December 31, 2006, (the “XENO Financial Statements”) to ICON by the Closing Date or such earlier date as may be practicable. These XENO Financial Statements shall fairly represent the financial position of XENO at those dates and the results of their operations for the periods then ended. The XENO Financial Statements will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis with prior periods, except as otherwise stated therein. The books of account and other financial records of XENO are complete and correct in all material respects and are maintained in accordance with good business and accounting practices. The minute books and stock or equity records of XENO, all of which have been made available to ICON, are complete and correct. The minute books of XENO contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the board of directors and committees of board of directors or other governing bodies of XENO, and no meeting of any such holders, boards of directors or other governing bodies or committees has been held for which minutes are not contained in such minute books.

          2.6 No Material Adverse Changes. Except as described on Schedule 2.6, since December 31, 2006, there has not been:

          (a) any material adverse changes in the financial position or operations of XENO except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of XENO;

          (b) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of XENO whether or not covered by insurance;

          (c) any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of XENO common stock, other than as agreed upon among the parties;

          (d) any sale of an asset (other than for fair consideration in the ordinary course of business) or any mortgage pledge by XENO of any properties or assets;

          (e) adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

          (f) except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

          (g) any loan or advance made to any XENO stockholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

          (h) any material increase in the annual level of compensation of any director or executive employee of XENO;

          (i) any modification of any existing contract, agreement or transaction;

          (j) any acceleration, suspension, termination, modification or cancellation of any material contract (or series of related contracts) to which XENO is a party or is bound;

          (k) any lien, claim or encumbrance imposed on any assets of XENO;

          (l) any capital expenditure (or series of related capital expenditures) or outside the ordinary course of business involving XENO;

          (m) any issuance of any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities, if any) or capitalized lease obligation outside the ordinary course of business involving XENO;

          (n) any delay, postponement or acceleration of the payment of accounts payable or other liabilities or the receipt of any account receivable, in each case outside the ordinary course of business;

          (o) any cancellation, comprise, waiver or release of any right or claim (or series of related rights or claims) outside the ordinary course of business;

          (p) any change made or authorized in the organizational documents of XENO;

          (q) any change in accounting principles or practices from those utilized in the preparation of the XENO Financial Statements; or

          (r) any commitment by XENO to take any of the actions described in this Section 2.6.

          2.7 Approvals. With the exception of any required filings with the United States Securities and Exchange Commission (the “SEC”) or applicable state securities commissions, no approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is required in connection with the execution and delivery of this agreement by XENO or the Holders for the consummation of the transactions described herein, other than as set forth on Schedule 2.6.

          2.8 Actions and Proceedings. XENO is not a party to any pending litigation or, to the knowledge of XENO, after reasonable inquiry, any governmental investigation or proceeding not reflected in the XENO Financial Statements and, to its best knowledge, no litigation, claims, assessments or nongovernmental proceedings are threatened against XENO except as set forth on Schedule 2.8 of this Agreement. XENO is also not subject to any outstanding governmental order.

          2.9 Taxes. XENO has timely filed (or has had timely filed on its behalf) all tax, governmental and/or related forms and reports (or extensions thereof), all of which were correct and complete in all respects, due or required to be filed and has paid or made adequate provisions in the XENO Financial Statements for all taxes or assessments which would become due as of the Closing Date, and there are no deficiency or audit notices outstanding. XENO has complied with all laws relating to the withholding of taxes and the payment thereof and timely and properly withheld from individual employee wages and paid over to the proper governmental entity all amounts required to be so withheld and paid over under applicable law. No extensions of time for the assessment of deficiencies for any tax period is in effect. No deficiency or audit notice is proposed or, to the knowledge of XENO, after reasonable inquiry, threatened against XENO. There are no lien, claim or encumbrances for taxes upon any assets of XENO.

          2.10 Compliance with Laws. XENO has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of XENO. XENO is not relying upon any exemption from or deferral of any law, governmental order or governmental authorization that would not be available to it after the Closing Date. XENO has in full force and effect all governmental authorizations necessary to conduct its business and own and operate its properties. XENO has complied with all governmental authorizations applicable to it.

          2.11 Agreements. Schedule 2.11 sets forth any material contracts, agreements or arrangements (the “Material Agreements”) to which XENO is subject, whether written or oral, and correct and complete copies of such Material Agreements have been delivered to ICON (and in the case of any items not in written form, a written description thereof has been provided). Each Material Agreement is valid and binding, currently in force and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by equitable principles. XENO has performed all obligations required to be performed by it in connection with each Material Agreement, and there is no breach, anticipated breach or default by any other party to any Material Agreement. There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material terms of any Material Agreement and no person has made a written demand for such renegotiation.

          2.12 Brokers or Finders. No broker’s or finder’s commission or fee or similar compensation will be payable by the Holders or XENO in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by the Holders.

          2.13 Tangible Assets. XENO does not own any real property. XENO has full title and/or leasehold interest in all real estate, machinery, equipment, furniture, leasehold improvements, fixtures, owned or leased by XENO, any related capitalized items or other tangible property material to the business of XENO (the “Tangible Assets”). Other than as set forth in Schedule 2.13, XENO holds all rights, title and interest in all the Tangible Assets owned by it and included in the XENO Financial Statements or acquired by it after the date on the XENO Financial Statements free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of XENO and conform to all applicable laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 2.13.

          2.14 Liabilities. XENO did not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued or absolute, contingent or otherwise, including, without limitation, any liability on account of taxes, any governmental charge or lawsuit (all of the foregoing collectively defined to as “Liabilities”), which are not fully, fairly and adequately reflected on the XENO Financial Statements, except for any specific Liabilities set forth on Schedule 2.14. As of the Closing Date, XENO will not have any Liabilities, other than Liabilities fully and adequately reflected on the XENO Financial Statements, except for Liabilities incurred in the ordinary course of business or as set forth in Schedule 2.14.

          2.15 Operations of XENO. From the date of the XENO financial Statements, through the Closing Date, XENO, has not and will not, outside of the ordinary course of business, have:

          (a) incurred any indebtedness or borrowed money that is or will be charged against XENO, other than loans, if any, from ICON, Elliot Lebowitz or Ken Swaisland;

          (b) declared or paid any dividend or declared or made any payment or distribution of any kind to any member, or made any direct or indirect redemption, retirement, purchase or other acquisition of any interests in its capital structure;

          (c) made any loan or advance to any member, officer, director, employee, consultant, agent or other representative or made any other loan or advance;

          (d) disposed of any assets of XENO;

          (e) materially increased the annual level of compensation of any executive employee or director of or consultant to XENO;

          (f) adopted any plan for the benefit of employees of XENO; (g) issued any common stock or rights to acquire such interests; (h) entered into or modified any contract, agreement or transaction; or

          (i) entered into any arrangement or commitment to do anything described in this Section 2.15.

          2.16 Access to Records. Correct and complete copies of the financial records, minute books, and other documents and records of XENO will be made available to ICON a reasonable time prior to the Closing Date.

          2.17 Intangible Assets. To the knowledge of XENO, it has full title and interest in all licenses, specifically to include the license (the “License”) with Massachusetts General Hospital, which will be in good standing at the Closing Date and current in all royalty or other license payments, and all patents or other intangible property material to the business of XENO (the “Intangible Assets”). Other than as set forth in Schedule 2.17, XENO holds all right, title and interest in all the Intangible Assets owned by it in the XENO Financial Statements or used in its operations free and clear of all encumbrances. XENO has no present expectation or intention of not fully performing any obligation pursuant to the License, and there is no breach, anticipated breach or default by any other party to the License. There are no renegotiations of, attempts to renegotiate, demands for or outstanding rights to renegotiate the License. All rights under the License will be fully available to XENO after the Closing Date. To the best knowledge of XENO, it has not infringed, misappropriated or otherwise violated any third-party intellectual property right and, to the knowledge of XENO, no person is infringing upon the rights of XENO with respect to its intellectual property rights. To the best knowledge of XENO, no infringement, misappropriation or violation of any third-party intellectual property right has occurred or will occur with respect to products or services currently under development or with respect to the conduct of the business of XENO as now conducted or presently proposed to be conducted.

          2.18 Employees and Consultants. XENO does not currently have, and has not had in the past, any employees. Attached as Schedule 2.18 is a list of all consulting agreements entered into by XENO with third parties to date.

          2.19 Full Disclosure. No representation or warranty by XENO in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by XENO pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of XENO.

SECTION 2B. REPRESENTATIONS AND WARRANTIES OF HOLDERS

As an inducement to ICON and MERGER SUB to enter into this Agreement, each Holder represents, warrants and covenants, as to such Holder only, as follows:

          2.19 Title to Shares. Such Holder owns, of record and beneficially, the number of shares of XENO common stock opposite such Holder’s name on the signature page hereto, free and clear of any lien, claim or encumbrance. On the Closing Date, ICON will obtain good and valid title to such shares, of record and beneficially, free and clear of any lien, claim or encumbrances.

          2.20 Brokers or Finders. No broker’s or finder’s commission or fee or similar compensation will be payable by such Holder or XENO in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by such Holder.

          2.20 Incorporation; Power and Authority. If such Holder is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

Such Holder has all necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it will become a party.

          2.21 Valid and Binding Agreement. If such Holder is not a natural person, the execution, delivery and performance of this Agreement by such Holder has been duly and validly authorized by all necessary corporate or equivalent action. This Agreement has been duly executed and delivered by such Holder and constitutes the valid and binding obligation of such Holder, enforceable against it in accordance with its terms, subject to subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by equitable principles.

          2.22 No Breach; Consents. The execution, delivery and performance of this Agreement by such Holder will not (a) contravene any provision of the organizational documents of such Holder, (b) violate or conflict with any law, governmental order or governmental authorization, (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification or acceleration of payment (or any right to terminate) or require consent under any contract or governmental authorization that is either binding upon or enforceable against the Holder, (d) result in the creation of any encumbrance upon the shares of XENO common stock held by such Holder or (e) require any governmental authorization.

          2.23 Investment. Such Holder (a) understands that the shares of ICON common stock to be received by such Holder has not been registered under the Securities Act or under any applicable state securities laws, are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving a public offering and will contain a legend restricting transfer as set forth in Section 2.24 hereof; (b) is acquiring such securities solely for the Holder’s own account for investment purposes, and not with a view to the distribution thereof in violation of United States federal or state securities laws, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning ICON and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the shares of ICON common stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the shares of ICON common stock, and (f) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

          2.24 Restricted Securities. Such Holder acknowledges and agrees that the shares of ICON common stock provided in the Merger Consideration have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities laws, and may not be offered, sold, pledged or otherwise transferred unless such transfer thereof is registered under the Securities Act and applicable state securities laws or an exemption from such registration requirements is available. In addition to any legend required under applicable state securities laws and as required by Section 2.25 hereof, each certificate representing such securities and any certificate issued therefor or in exchange thereof will have a legend thereon in substantially the following form:

“The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended (the "Act"), or under applicable state securities laws. These securities have been acquired for investment and may not be offered, sold, pledged or otherwise transferred in the absence of an effective registration statement for the resale of such securities under the Act and applicable state securities laws unless registration is not required under the Act and any applicable state securities laws and the seller furnishes an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation to such effect.”

          2.25 Lock-Up Period. All of the common stock of ICON issued as Merger Consideration shall not be transferable for a two (2) year period following the Effective Time (the “Lock-Up Period”); provided, however, all such shares may be transferable, subject to applicable United States federal and state securities laws, prior to the expiration of the Lock-Up Period if a majority of a special Lock-Up Period release committee, which shall be comprised of Messrs. Smith, Lebowitz and Datsopoulos, approves of the release of shares from such restrictions. The actual number of shares released from such Lock-Period restrictions shall be applied pro-rata among of the Holders; provided, however, this pro-rata requirement will not apply to any private transaction whereby the transferee agrees to be bound by these lock-up provisions. A restrictive legend to this effect will be placed on the certificates representing the common stock of ICON issued as Merger Consideration.

          2.26 Consent Resolution. By executing this Agreement, such Holder approves and adopts the shareholder resolution attached hereto as Exhibit A that approves of the Merger and the terms and conditions of this Agreement and any related documentation. Further, the Holder hereby waives any notice requirements under applicable Nevada corporate law and XENO’s Bylaws relating to the calling of a special meeting of XENO’s shareholders to approve and adopt such action.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF ICON AND MERGER SUB

          ICON and MERGER SUB hereby represent, warrant and covenant as follows:

          3.1 Organization and Good Standing. ICON is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. MERGER SUB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ICON has the power and authority to carry on its business as presently conducted and presently proposed to be conducted, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business. MERGER SUB has the power and authority to carry on its business as presently conducted and presently proposed to be conducted, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business. Except for MERGER SUB, ICON does not have any subsidiaries or own any direct or indirect interest in any capital stock, membership interest, joint venture interest or other equity interest in any other person. MERGER SUB does not have any subsidiaries or own any direct or indirect interest in any capital stock, membership interest, joint venture interest or other equity interest in any other person. All of the outstanding capital stock of MERGER SUB is owned by ICON free and clear of any lien, claim or encumbrance.

          3.2 Authority; Conflicts. ICON and MERGER SUB have the necessary power and authority to execute, deliver and perform this Agreement and any related agreements to which it will become a party. The execution, delivery and performance of this Agreement by ICON and MERGER SUB and any related agreement to which ICON and MERGER SUB, respectively, will become a party have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by ICON and MERGER SUB and constitutes the valid and binding obligation of ICON and MERGER SUB, respectively, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by equitable principles. The execution and delivery of this Agreement by ICON and MERGER SUB, and the consummation of the transaction contemplated hereby, do not violate any State, governmental or corporate restrictions governing these transactions. The execution and performance of this Agreement, ultimately effecting a change in control of ICON, will not constitute a breach of or a default under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a consent of another party under any agreement, indenture, mortgage, license or other instrument or document to which ICON or MERGER SUB are known by ICON or MERGER SUB to be a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to ICON, MERGER SUB or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the laws of the State of Nevada, the laws of the State of Delaware, the laws of the United States of America or the organizational documents of ICON or MERGER SUB that would have a material adverse effect on ICON, MERGER SUB or their properties.

          3.3 ICON Common Stock; Investment Intent. On the Closing Date, the shares of ICON common stock to be issued and delivered to Holders hereunder will, when so issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable. ICON is purchasing the XENO common stock for its own account for investment purposes, and not with a view to the distribution thereof in violation of United States federal or state securities laws.

          3.4 Taxes. ICON has not yet been obligated to pay any United States federal or state corporate taxes.

          3.5 Compliance with Laws. ICON has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of ICON. ICON is not relying upon any exemption from or deferral of any law, governmental order or governmental authorization that would not be available to it after the Closing Date. ICON has in full force and effect all governmental authorizations necessary to conduct its business and own and operate its properties. ICON has complied with all governmental authorizations applicable to it.

          3.6 Actions and Proceedings. ICON is not a party to any pending litigation or, to the knowledge of ICON, after reasonable inquiry, any governmental investigation or proceeding not reflected in ICON’s financial statements and, to its best knowledge, no litigation, claims, assessments or non-governmental proceedings are threatened against ICON except as set forth on Schedule 3.6 of this Agreement. ICON is also not subject to any outstanding governmental order.

          3.7 Capitalization. As of the date of this Agreement, the authorized capital of ICON consists of 135,000,000 shares of capital stock, US$0.001 par value, consisting of 10,000,000 shares of preferred stock and 125,000,000 shares of common stock, and there are 22,920,820 issued and outstanding shares of common stock of ICON. Immediately prior to the Exchange and after giving effect to certain redemptions of ICON common stock and the Offering, there will be not more than 12,000,000 shares of ICON common stock issued and outstanding, which shall include any shares of ICON issued in the Offering (as hereinafter defined), and no shares of ICON preferred stock are issued and outstanding. There will be no outstanding warrants, stock options, stock rights or other commitments except as indicated on Schedule 3.7.

          3.8 Access to Records. Correct and complete copies of the financial records, minute books, and other documents and records of ICON will be made available to XENO and the Holders a reasonable time prior to the Closing Date.

          3.9 Brokers or Finders. Except for any fees or commissions paid related to the Offering, no broker’s or finder’s commission or fee or similar compensation will be payable by ICON in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by ICON or MERGER SUB.

          3.10 Liabilities. ICON did not have any material direct or indirect Liabilities, which are not fully, fairly and adequately reflected in ICON’s financial statements, except for any specific Liabilities set forth on Schedule 3.10. As of the Closing Date, ICON will not have any Liabilities, other than Liabilities fully and adequately reflected on its financial statements except for Liabilities incurred in the ordinary course of business or as set forth in Schedule 3.10.

          3.11 No Material Adverse Changes. Except as described on Schedule 3.11, since December 31, 2006, there has not been:

          (a) any material adverse changes in the financial position or operations of ICON except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of ICON;

          (b) any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of ICON whether or not covered by insurance;

          (c) any declaration setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of ICON common stock, other than as agreed upon among the parties;

          (d) any sale of an asset (other than for fair consideration in the ordinary course of business) or any mortgage pledge by ICON of any properties or assets;

          (e) adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

          (f) except in the ordinary course of business, incurred or assumed any indebtedness or liability, whether or not currently due and payable;

          (g) any loan or advance made to any ICON stockholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

          (h) any material increase in the annual level of compensation of any director or executive employee of ICON;

          (i) any modification of any existing contract, agreement or transaction;

          (j) any acceleration, suspension, termination, modification or cancellation of any material contract (or series of related contracts) to which ICON is a party or is bound;

          (k) any lien, claim or encumbrance imposed on any assets of ICON;

          (l) any capital expenditure (or series of related capital expenditures) outside the ordinary course of business involving ICON;

          (m) any issuance of any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money (including advances on existing credit facilities, if any) or capitalized lease obligation outside the ordinary course of business involving ICON;

          (n) any delay, postponement or acceleration of the payment of accounts payable or other liabilities or the receipt of any account receivable, in each case outside the ordinary course of business;

          (o) any cancellation, comprise, waiver or release of any right or claim (or series of related rights or claims) outside the ordinary course of business;

          (p) any change made or authorized in the organizational documents of ICON;

          (q) any change in accounting principles or practices from those utilized in the preparation of the ICON’s financial statements; or

          (r) any commitment by ICON to take any of the actions described in this Section 3.11.

          3.12 SEC Filings; Financial Statements.

          (a) ICON has filed all forms, reports, schedules, statements and other documents required to be filed by it since it filed a Form SB-2 under the Securities Act on November 15, 2005 with the SEC (collectively, as supplemented and amended since the time of filing, the “ICON SEC Reports”). The ICON SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any ICON SEC Report which was superseded by a subsequent ICON SEC Report.

          (b) The audited financial statements and unaudited interim financial statements of ICON included or incorporated by reference in the ICON SEC Reports have been prepared in accordance with United States generally accepted accounting principles consistently applied during the periods indicated (except as may otherwise be indicated in the notes thereto) and present fairly the financial position, results of operations and cash flows of ICON at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).

SECTION 4. COVENANTS

          4.1 Corporate Examinations and Investigations. Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other party as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the other party under this Agreement.

          4.2 Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the closing of the transactions contemplated by this Agreement.

          4.3 Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, ICON, MERGER SUB, XENO and the Holders agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

          (a) at the time of the disclosure was public knowledge;

          (b) after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

          (c) the receiving party had within its possession at the time of disclosure;

          (d) is ordered disclosed by a court of proper jurisdiction and it is not subject to a protective order; or

          (e) is required of ICON under applicable United States federal and state laws or regulations or upon the advice of counsel.

          4.4 No Negotiations. For a period of 90 days, neither XENO nor the Holders shall enter into any negotiations or agreement, or make any undertaking or commitment (i) to merge or consolidate with, or acquire substantially all of the property or assets of, any other corporation or person, (ii) sell, lease or exchange all or substantially all of their respective properties and assets to any other corporation or person or (iii) otherwise to cause the ownership or control of the XENO to be transferred to any party other than ICON.

          4.5 Offerings. ICON agrees to conduct an offering (the “Offering”) of units (“Units”) of ICON, with each Unit being comprised of one share of common stock of ICON (a “Unit Share”) and one-half of one warrant to purchase a share of common stock of ICON (a “Warrant Share”) at an exercise price of US$2.00 per share for a period of one year from the purchase date of the Unit, to raise US$1,500,000 in ICON that will be utilized for working capital purposes in XENO after the Closing Date, which shall close on or before Closing Date. ICON further recognizes that after the Closing Date XENO will need additional funding in the amount of US$6,000,000, and ICON agrees to use its best efforts to raise such funds within six months of the closing of the Offering.

          4.6 Resale Registration Statement. As a term of the Offering, ICON has agreed to file a resale registration statement (the “Registration Statement”) relating to the Unit Shares and the Warrant Shares following the closing of the Offering. Subject to the limitations on transfer contained herein, ICON agrees to include in the Registration Statement up to 20% of the common stock of ICON constituting the Merger Consideration received by the Holders.

          4.7 Advances. The parties agree that the advances of US$175,000 and US$150,000 and any additional advances as may be received by XENO from ICON prior to the Closing Date are refundable deposits (the “Advances”), and such Advances shall be secured by a pledge of all of the shares of common stock of XENO held by Messrs. Lebowitz and Swaisland pursuant to the terms of that certain pledge agreement among ICON, XENO and Messrs. Lebowitz and Swaisland of even date herewith. The parties agree that the Advances shall be applied against the obligation by ICON to raise US$1,500,000 in the Offering as set forth in Section 4.5 above.

SECTION 5. CONDITIONS PRECEDENT

          5.1 Conditions Precedent to the Obligation of Holders and XENO. All obligations of Holders and XENO under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions:

          (a) The representations and warranties by or on behalf of ICON and MERGER SUB contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of Closing Date as though such representations and warranties were made at and as of such time.

          (b) ICON and MERGER SUB shall have performed and complied with, in all material respects, all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing Date, unless XENO provides a waiver of such covenant, agreement or condition in writing.

          (c) On or before the Closing Date, the board of directors of ICON shall have approved, in accordance with Nevada corporate law, a change in ICON’s name to “Xeno Corp.,” or some variation thereof, to be effective following the Closing.

          (d) ICON shall have sufficient shares of ICON common stock authorized but unissued to complete the issuance of the Merger Consideration.

          (e) ICON shall have made arrangements acceptable to XENO to deliver to XENO on or before the Closing Date the sum of not less than US$1,500,000 less the Advances and expenses incurred related to the transactions contemplated hereunder.

          5.2 Conditions Precedent to the Obligations of ICON and MERGER SUB. All obligations of ICON and MERGER SUB under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

          (a) The representations and warranties by XENO and the Holders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

          (b) XENO and the Holders shall have performed and complied with, in all material respects, all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing Date, unless ICON provides a waiver of such covenant, agreement or condition in writing.

          (c) On or before the Closing Date, the stockholders of XENO shall have unanimously approved, in accordance with Nevada corporate law, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and authorized all of the necessary and proper action to enable XENO to comply with the terms of the Agreement.

          (d) XENO and the Holders will have delivered all required documents to ICON, which are satisfactory to ICON for purposes of determining all assets, liens, easements, claims, rights, exemptions and other encumbrances against XENO, identifying all aspects of ownership, such that ICON, following the Closing Date, can demonstrate that it owns or controls the Surviving Corporation.

          (e) No dissent rights shall have been exercised by any XENO stockholder related to the Merger.

          (f) Each required consent related to this Agreement or the transactions contemplated thereby was obtained and is in full force and effect.

          (g) No litigation or government inquiry is pending or threatened (i) challenging or seeking to prevent or delay consummation of the transactions contemplated by this Agreement, (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, (iii) seeking to prohibit direct or indirect ownership, combination or operation by ICON or XENO of any portion of the business or assets of XENO, or to compel ICON or XENO to dispose of, or to hold separately, or to make any change in any portion of the business or assets of ICON, MERGER SUB or XENO, as a result of the transactions contemplated by this Agreement, or incur any burden, (iv) seeking to require direct or indirect transfer or sale by ICON of, or to impose material limitations on the ability of ICON to exercise full rights of ownership of, and of the shares of common stock of XENO or (v) imposing or seeking to impose material damages or sanctions directly arising out of the transactions contemplated by this Agreement on ICON, MERGER SUB or XENO or any of their respective officers or directors.

          (h) ICON has closed the Offering on or before the Closing Date in order for it to fund the working capital requirements of XENO after the Closing Date.

          (i) XENO has been, or has been threatened to be, materially adversely affected in any way as a result of fire, explosion, disaster, accident, any action by any governmental entity, flood, act of war, terrorism, civil disturbance or act of nature.

          (j) Ten (10) days shall have elapsed since the mailing of a notice required to be sent to stockholders of ICON pursuant to Rule 14f-1 promulgated under the Exchange Act in connection with this Agreement.

          (k) XENO shall have provided ICON with reasonable assurances that ICON will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing Date containing the requisite audited financial statements of XENO and the requisite Form 10-type disclosure regarding XENO.

SECTION 6. DOCUMENTS AT CLOSING AND THE CLOSING

          6.1 Documents at Closing. On the Closing Date, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

          (a) Holders and XENO will deliver, or will cause to be delivered, to ICON and MERGER SUB the following:

                    (i) a certificate executed by the Chief Executive Officer of XENO to the effect that all representations and warranties made by XENO under this Agreement as to XENO are true and correct as of the Closing Date, the same as though originally given to ICON and MERGER SUB on said date;

                    (ii) a certificate from XENO, signed by its Secretary, certifying (A) that the attached copies of XENO’s charter documents and resolutions of the board of directors and stockholders of XENO approving the Agreement and the transactions contemplated herein are all true and correct and remain in full force and effect and (B) incumbency and specimen signature of each officer of XENO executing this Agreement or any other document delivered in connection herewith on behalf of XENO;

                    (iii) the Holders shall deliver certificates representing the XENO common stock and duly executed stock powers for transfer by each such Holder of his, her or its XENO common stock to ICON;

                    (iv) a letter of resignation for Mr. Swaisland as an officer and director of XENO; and

                    (v) all other items, the delivery of which is a condition precedent to the obligations of ICON, as set forth in Section 5 hereof.

          (b) ICON and MERGER SUB will deliver or cause to be delivered to XENO:

                    (i) a certificate from ICON executed by the Chief Executive Officer or President of ICON, to the effect that all representations and warranties of ICON made under this Agreement are true and correct as of the Closing, the same as though originally given to XENO on said date;

                    (ii) a certificate from ICON, signed by its Secretary, certifying (i) that the attached copies of ICON’s charter documents and resolutions of the board of directors of ICON approving the Agreement and the transactions contemplated herein are all true and correct and remain in full force and effect and (ii) incumbency and specimen signature of each officer of ICON executing this Agreement or any other document delivered in connection herewith on behalf of ICON;

                    (iii) a certificate from MERGER SUB executed by the Chief Executive Officer or President of MERGER SUB, to the effect that all representations and warranties of MERGER SUB made under this Agreement are true and correct as of the Closing, the same as though originally given to XENO on said date;

                    (iv) a certificate from MERGER SUB, signed by its Secretary, certifying (i) that the attached copies of MERGER SUB’s charter documents and resolutions of the board of directors and stockholders of MERGER SUB approving the Agreement and the transactions contemplated herein are all true and correct and remain in full force and effect and (ii) incumbency and specimen signature of each officer of MERGER SUB executing this Agreement or any other document delivered in connection herewith on behalf of MERGER SUB;

                    (v) a letter of resignation for Mr. Kerster as a director and officer of ICON;

                    (vi) evidence of (i) the election of Messrs. Smith, Lebowitz, Sachs, Perry, Datsopoulus and Beckner as directors of ICON and Mr. Lebowitz, as Chief Executive Officer and President, Mr. Smith, as Chief Financial Officer and Secretary, and Mr. Perry as Chairman of ICON, and (ii) a change in ICON’s name to “Xeno Corp.,” or some variation thereof, to be effective following the Closing;

                    (vii) within a reasonable time of the Closing Date, certificates representing the shares of ICON common stock to be issued to the Holders shall be delivered to such Holders; and

                    (viii) all other items, the delivery of which is a condition precedent to the obligations of Holders, and XENO as set forth in Section 5 hereof.

          6.2 The Closing. The Closing shall take place at the time or place as shall be designated by the board of directors of ICON after all pre-conditions have been met, but in no event later than May 1, 2007 without the written consent of XENO. At the Closing, the parties shall provide each other with such documents as may be necessary.

SECTION 7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          Notwithstanding any right of any party to investigate the affairs of the other parties, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any document delivered to one by another or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder for one year following the Closing Date.

SECTION 8. INDEMNIFICATION

          8.1 Indemnification. For a period of one year from the Closing Date, Messrs. Lebowitz and Swaisland, in their capacities as officers and directors of XENO, jointly and severally, agree to indemnify ICON, MERGER SUB and their officers, directors and stockholders with respect to, and hold such parties harmless from, any loss, liability or expense (including, but not limited to reasonable legal fees) which such parties may directly or indirectly incur of suffer by reason of, or which results, arise out of or is based upon (a) the inaccuracy of any representation or warranty made by XENO or the Holders in this Agreement, or (b) the failure of XENO or the Holders to comply with any covenants or other commitments made by XENO and the Holders in this Agreement. For a period of one year from the Closing Date, ICON agrees to indemnify XENO and its officers and directors and the Holders with respect to, and hold such parties harmless from, any loss, liability or expense (including, but not limited to reasonable legal fees) which such parties may directly or indirectly incur of suffer by reason of, or which results, arise out of or is based upon (a) the inaccuracy of any representation or warranty made by ICON or MERGER SUB in this Agreement, or (b) the failure of ICON or MERGER SUB to comply with any covenants or other commitments made by ICON or MERGER SUB in this Agreement.

          8.2 Legal Proceedings. In the event Messrs. Lebowitz and Swaisland or ICON become involved in any legal, governmental or administrative proceeding which may result in indemnification claims hereunder, such party shall promptly notify the other party in writing and in full detail of the filing and of the nature of such proceeding. The other party may, at its option and expense, defend any such proceeding if the proceeding could give rise to an indemnification obligation hereunder. If the other party elects to defend any proceeding, it shall have full control over the conduct of such proceeding, although the party being indemnified shall have the right to retain legal counsel at its own expense and shall have the right to approve any settlement of any dispute giving rise to such proceeding, provided that such approval may not be withheld unreasonably by the party being indemnified. The party being indemnified shall reasonably cooperate with the indemnifying party in such proceeding.

SECTION 9. TERMINATION

          9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (a) by the mutual consent of XENO and ICON;

          (b) by either XENO or ICON if there has been a material misrepresentation, breach of warranty or breach of a covenant on the part of the other or its related parties in the representations, warranties and covenants set forth in this Agreement; or

          (c) by either XENO or ICON if the transactions contemplated hereby have not been consummated by May 1, 2007; provided that, neither XENO or ICON will be entitled to terminate this Agreement pursuant to this Section 9.1(c) if such party’s willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

          9.2 Effect of Termination. In the event of termination of this Agreement by either XENO or ICON as provided in Section 9.1, this Agreement shall become void and there shall be no liability on the part of XENO, ICON or MERGER SUB, or their respective stockholders, officers or directors, except that Sections 4.3, 10.5, 10.6 and 10.13 hereof shall survive indefinitely, and except with respect to willful breaches of this Agreement prior to the time of such termination.

SECTION 10. MISCELLANEOUS

          10.1 Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

          10.2 Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the principal parties to this Agreement, which shall not include the Holders, or the duly authorized representatives of such parties.

          10.3 Assignment. This Agreement is not assignable except by operation of law.

          10.4 Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties to this Agreement shall be as follows:

To: XENO and the Holders
Elliot Lebowitz, CEO
American Xeno, Inc.
143 Gardner Road
Brookline, Massachusetts 02445

with copy to:
Christopher Dieterich
Dieterich & Associates
11300 West Olympic Boulevard, Suite 800
Los Angeles, California 90064
Fax: (310) 312-6680

To: ICON and MERGER SUB
Icon Development, Inc.
1235 Quayside Drive, Suite 703
New Westminster, British Columbia V3M 6J5
Canada

with copy to:

Thomas M. Rose
Troutman Sanders LLP
222 Central Park Avenue, Suite 2000
Virginia Beach, Virginia 23462
Fax: (757) 687-1529

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

          10.5 Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Nevada, where ICON and XENO currently have their domicile, thereby precluding any choice of law rules that may direct the application of the laws of any other jurisdiction.

          10.6 Publicity. No press release or public announcement concerning this Agreement or the transactions contemplated hereby shall be issued by any party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other principal party, specifically XENO or ICON, except as may be appropriate at the sole discretion of counsel to ICON for the purposes of meeting its disclosure obligation under United States federal and state securities laws.

          10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules to be attached hereto) and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the Merger and issuance of the shares of ICON common stock and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

          10.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

          10.10 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document. A facsimile signature will be considered an original signature.

          10.11 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

          10.12 Tax Treatment. ICON, MERGER SUB, XENO and the Holders acknowledge that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

          10.13 Expenses. Unless earlier terminated pursuant to Section 9, ICON shall be responsible for payment of all expenses with respect to the acquisition and any services provided to consummate the acquisition. If this Agreement is terminated pursuant to Section 9 prior to the Closing Date, the parties shall be responsible for payment of their own expenses associated with the transactions contemplated herein.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ICON DEVELOPMENT, INC.
a Nevada corporation

By: /s/ Kennedy Kerster
Kennedy Kerster, President

ICON ACQUISITION CORPORATION,
a Delaware corporation

By: /s/ Wayne Smith
Wayne Smith, President

AMERICAN XENO, INC.
a Nevada corporation

By: /s/ Elliot Liebowitz
Elliot Lebowitz, Chief Executive Officer

XENO STOCKHOLDERS

Stockholder	Shares of Xeno Held

/s/ Elliot and Barbara Lebowitz	18,000,000
Elliot and Barbara Lebowitz
143 Gardner Road
Brookline, MA 02445 USA

/s/ Ken Swaisland	14,000,000
Ken Swaisland
4235 Evergreen Avenue
West Vancouver, B.C. VG7V1H2 Canada

/s/ R. Bullock	4,000,000
Sirocco Trading, Ltd
Sirocco Trading Ltd
10 Route de L'Aeroport,
1215 Geneva 15, Switzerland

/s/ A. Nazerali	3,600,000
Pensbreigh Holdings, Ltd.
C/O IPM
2610–1066 West Hastings Street
Vancouver, B.C. V6E 3X2 Canada

/s/ Xavier Dejean	4,000,000
EFG Private Bank Geneva
Quai du Seujet 24
Geneva 1211, Switzerland

/s/ Kurt Dalmata	4,000,000
First Capital
Florastrasse 14
Zurich 8008
Switzerland

/s/ R. Wicki	4,000,000
Valor Invest, Ltd.
c/o SEAL Consulting S.A.
Via Magatti 1, 4th Floor
Lugano 6900
Switzerland

/s/ A. Nazerali	4,500,000
EMI Opportunities Fund
c/o SEAL Consulting S.A.
Via Magatti 1, 4th Floor
Lugano 6900
Switzerland

[Not legible]	1,000,000
Apricus Finance Geneva
5, Quai de l’Ile
Geneva 1204 Switzerland

/s/ Alfredo Serica	500,000
Alfredo Serica
c/o SEAL Consulting S.A.
Via Magatti 1, 4th Floor
Lugano 6900
Switzerland

/s/ R. Bullock	200,000
A.Richard Bullock
19 Ferguson Drive
Belfast, Northern Ireland BT4 2AZ

/s/ Elena Badamiants	200,000
Barns And Hogan Development Ltd.
C/O Mrs. Elena Badamiants
Flat 11, Porchester Terrace
London W2 3TL UK

/s/ Andrew Schwab	100,000
Andrew Schwab
414 Viewcrest Road
Kelowna, B.C. V1W 4J8 Canada

/s/ Dr. C. Stiller	100,000
Dr. C. Stiller
STILCO Investments Limited, C/O Talbot Centre
148 Fullarton St., Suite 2006
London, Ontario N6A 5P3 Canada

/s/ Claudio Grubner	100,000
Claudio Grubner
935 Highland Drive
West Vancouver, B.C. V7S 2G6 Canada

/s/ Michael D. McClain	150,000
Michael D. McClain
1944 Glendon, #105
Los Angeles CA, 90025

/s/ Edwin H. Gordon	100,000
Edwin H. Gordon
8 Beechwood Drive
Morristown, N.J. 07960 USA

/s/ Julia Greenstein	100,000
Julia Greenstein
174 Mount Vernon Street
Newton, MA 02465 USA

/s/ Samuel M. Eisenstat	150,000
Samuel M. Eisenstat
45 East 89th Street
New York, N.Y. 10128 USA

/s/ Catherine G. Blair	100,000
Catherine G. Blair
435 East 52nd Street, Apt.6B
New York, N.Y. 10022 USA

/s/ David H. Sachs, M.D.	300,000
David H. Sachs, M.D.
77 Studio Road
Auburndale, MA 02446 USA

/s/ Milton Datsopoulos	150,000
Milton Datsopoulos
201 West Main Street
Missoula, Montana 59802 USA

/s/ Dr. Michael S. Perry	300,000
Dr. Michael S. Perry
1155 Merrill Street, Apt.302
Menlo Park, CA 94025 USA

/s/ Timothy McCunn	100,000
Timothy McCunn
100 Queen Street
Ottawa, Ontario KIP 159 Canada

EXHIBIT A

AMERICAN XENO, INC.

WRITTEN CONSENT ACTION IN LIEU OF A MEETING

OF THE DIRECTORS AND STOCKHOLDERS

EFFECTIVE APRIL __, 2007

(unless otherwise indicated below)

          The undersigned, being all of the directors and the holders of at least a majority of the issued and outstanding common stock (“Common Stock”) of American Xeno, Inc., a Nevada corporation (“Xeno”), there being no other classes or series of stock of Xeno, acting pursuant to the laws of the State of Nevada and Xeno’s Bylaws, do hereby approve the votes and actions set forth below without the necessity of calling and holding a formal meeting and direct the Secretary of Xeno to file a copy of this Written Consent Action with the official records of Xeno.

Merger Transaction

RESOLVED:

That, it is in the best interests of Xeno to merge with Icon Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Icon Development, Inc., a Nevada corporation (“Icon”), and in connection therewith, every two (2) shares of Xeno Common Stock shall convert into the right to receive one (1) share of the common stock of Icon so that after the merger, the former stockholders of Xeno will hold, in the aggregate Twenty Nine Million Seven Hundred Fifty Thousand (29,750,000) shares of the common stock of Icon.

RESOLVED:

That, in connection with the foregoing resolution, the undersigned directors do hereby adopt, accept and approve the Agreement and Plan of Merger substantially in the form of that attached hereto and marked as Exhibit A (“Agreement”) and hereby submit and recommend approval and adoption of the Agreement to Xeno’s stockholders.

RESOLVED:

That, the stockholders do hereby adopt, accept and approve the Agreement and the transactions described in the Agreement including, without limitation, the exchange of the stock of Xeno for shares of the stock of Icon.

RESOLVED:

That, Xeno is authorized and the officers of Xeno are each, acting alone, authorized, empowered, and directed to enter into, execute, and deliver the Agreement and every other agreement, certificate, instrument, or other document necessary in the discretion of each such officer to consummate the transactions described in the Agreement including, without limitation, the execution and filing of all necessary articles and certificates of merger with state agencies along with the payment of any filing and related fees out of Xeno’s funds.

Election of New Directors

RESOLVED:

That, effective upon the “Closing” (as that term is defined in the Agreement), the following persons are hereby elected as directors of Xeno, as the Surviving Corporation as defined in the Agreement, each to hold office in accordance with Xeno’s Bylaws and until his successor is duly qualified and elected:

Michael S. Perry, M.D., Chairperson

James Beckner

Milton Datsopoulos

Elliot Lebowitz

David H. Sachs, M.D.

Wayne Smith

and that, Michael S. Perry, M.D., be and he hereby is elected Chairperson of the Board of Directors to serve until his successor is duly nominated, qualified and elected.

Additional Actions

RESOLVED:

That, in connection with the foregoing resolutions, Xeno is authorized and authorized, empowered, and directed to take any and all such further actions as may be necessary to effect the purposes of the foregoing resolutions and to consummate the transactions described therein and in the Agreement.

THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK

          Executed as of the date, if any, marked below beside the name of each director and stockholder to be effective as of the date first marked above except as otherwise specifically provided in any resolution.

Name, Address, and Signature
of each Director	Date of Execution

Date: _______________, 2007
Elliot Lebowitz
143 Gardner Road
Brookline, MA 02445 USA

Date: _______________, 2007
Ken Swaisland
4235 Evergreen Avenue
West Vancouver, B.C.
V7V 1H2 Canada

Date: _______________, 2007
David H. Sachs, M.D.
77 Studio Road
Auburndale, MA 02446 USA

Date: _______________, 2007
Milton Datsopoulos
201 West Main Street
Missoula, Montana 59802 USA

Date: _______________, 2007
Dr. Michael S. Perry
1155 Merrill Street, Apt. 302
Menlo Park, CA 94025 USA

Name, Address, and Signature
of each Stockholder	Date of Execution	# of Shares

	Date: _______________, 2007	18,000,000
Elliot And Barbara Lebowitz
143 Gardner Road
Brookline, MA 02445 USA

	Date: _______________, 2007	14,000,000
Ken Swaisland
4235 Evergreen Avenue
West Vancouver, B.C. V7V 1H2 Canada

	Date: _______________, 2007	4,000,000
Sirocco Trading, Ltd
Sirocco Trading Ltd
10 Route de L'Aeroport,
1215 Geneva 15, Switzerland

	Date: _______________, 2007	3,600,000
Pensbreigh Holdings, Ltd.
C/O IPM
2610–1066 West Hastings Street
Vancouver, B.C. V6E 3X2 Canada

	Date: _______________, 2007	4,000,000
EFG Private Bank Geneva
C.D.

	Date: _______________, 2007	4,000,000
First Capital
C.D.

	Date: _______________, 2007	4,000,000
Valor Invest, Ltd.
C.D.

	Date: _______________, 2007	4,500,000
EMI Opportunity Fund
C.D.

	Date: _______________, 2007	1,000,000
Apricus Finance Geneva
C.D.

	Date: _______________, 2007	500,000
Alfredo Serica
C.D.

	Date: _______________, 2007	200,000
A. Richard Bullock
19 Ferguson Drive
Belfast, Northern Ireland BT4 2AZ

	Date: _______________, 2007	200,000
Barns And Hogan Development Ltd.
C/O Mrs. Elena Badamiants
Flat 11, Porchester Terrace
London W2 3TL UK

	Date: _______________, 2007	100,000
Andrew Schwab
414 Viewcrest Road
Kelowna, B.C. V1W 4J8 Canada

	Date: _______________, 2007	100,000
Dr. C. Stiller
STILCO Investments Limited, C/O Talbot Centre
148 Fullarton St., Suite 2006
London, Ontario N6A 5P3 Canada

	Date: _______________, 2007	100,000
Claudio Grubner
935 Highland Drive
West Vancouver, B.C. V7S 2G6 Canada

	Date: _______________, 2007	150,000
Michael D. McClain

	Date: _______________, 2007	100,000

Edwin H. Gordon
8 Beechwood Drive
Morristown, N.J. 07960 USA

	Date: _______________, 2007	100,000
Julia Greenstein
174 Mount Vernon Street
Newton, MA 02465 USA

	Date: _______________, 2007	150,000
Samuel M. Eisenstat
45 East 89th Street
New York, N.Y. 10128 USA

	Date: _______________, 2007	100,000
Catherine G. Blair
435 East 52nd Street, Apt.6B
New York, N.Y. 10022 USA

	Date: _______________, 2007	300,000
David H. Sachs, M.D.
77 Studio Road
Auburndale, MA 02446 USA

	Date: _______________, 2007	150,000
Milton Datsopoulos
201 West Main Street
Missoula, Montana 59802 USA

	Date: _______________, 2007	300,000
Dr. Michael S. Perry
1155 Merrill Street, Apt.302
Menlo Park, CA 94025 USA

	Date: _______________, 2007	100,000
Timothy McCunn
100 Queen Street
Ottawa, Ontario KIP 159 Canada